Exhibit 99.(4)(b)(i)

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

[320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224 1600]
(hereafter called the “Company”)

CERTIFICATE

PARTICIPANT:	[John Doe]
(hereafter also called “you” or “your”)

PARTICIPANT NUMBER:	[555777]

CONTRACT HOLDER:	[ABC COMPANY]

EMPLOYER:	[XYZ Company]

EMPLOYER NUMBER:	[456321]

CERTIFICATE ISSUE DATE:	[August 20, 2009]

PLAN:	[Pension Benefit Plan for Employees of XYZ Company]

You are a participant under a Contract issued by the Company to the Contract Holder in connection with the Plan.

This Certificate is a summary of some of the provisions of the Contract and does not modify or in any way amend the Contract. The Contract governs the payment of all benefits and the Company’s rights and obligations under it.

The Current Rate of Interest is declared from time to time by the Company, but shall in no event be less than the Guaranteed Rate of Interest. The Guaranteed Rate of Interest on the Certificate Issue Date results in an effective annual yield of [2%] and will apply from the Certificate Issue Date until December 31st following the Certificate Issue Date. A redetermined Guaranteed Rate of Interest shall be applicable for each calendar year thereafter. Please see the definition of “Guaranteed Rate of Interest.” The Current Rate of Interest on the Date of Issue results in an effective annual yield of [3%].

Chairman, President and Chief Executive Officer

AMOUNTS HELD IN CONNECTION WITH THE CONTRACT MAY BE HELD IN THE COMPANY’S GENERAL ACCOUNT AND/OR THE COMPANY’S SEPARATE ACCOUNT THAT THE COMPANY MAINTAINS IN CONNECTION WITH THE CONTRACT AND CERTAIN OTHER CONTRACTS. THE AMOUNTS HELD IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND SHALL INCREASE OR DECREASE IN VALUE BASED UPON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT. A DESCRIPTION OF THE SEPARATE ACCOUNT APPEARS IN THE ACCOUNTS SECTION OF THIS CERTIFICATE. A DESCRIPTION OF THE CHARGES DEDUCTED FROM THE AMOUNTS HELD IN THE SEPARATE ACCOUNT APPEARS IN THE DEFINITION OF PARTICIPANT’S ADMINISTRATIVE CHARGES IN THE DEFINITIONS SECTION OF THIS CERTIFICATE.

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Table of Contents

SECTION 1 - DEFINITIONS	5
Account Value	5
Annuity Commencement Date	5
Beneficiary	5
Business Day	5
Certificate	5
Certificate Issue Date	5
Code	5
Commuted Value	5
Contract	5
Contract Holder	5
Current Rate of Interest	5
Employer	5
Guaranteed Rate of Interest	5
Home Office	6
Interest Accumulation Account	6
Investment Fund	6
Notice	6
Participant	6
Participant’s Administrative Charges	6
Plan	6
Separate Account	6
Trustee	6
Underlying Investment Company	6
United States Bank	6
Valid Transaction Date	6
Valuation Day	7
Valuation Period	7
SECTION 2 - CONTRIBUTIONS	7
Contributions	7
Allocation of Contributions	7
Change of Allocations	7
SECTION 3 - ACCOUNTS	7
Accounts	7
General Account	7
Separate Account	7
Account Value	7
Accumulation Units	8
Accumulation Unit Value	8
Accumulation Unit Value Change Factor	8
Changes To Separate Account	8
SECTION 4 - WITHDRAWALS AND TRANSFERS	9
Withdrawals	9
Transfers	9
Amount of Withdrawal or Transfer	9
Requests for Withdrawal or Transfer	9
Postponement of Withdrawals or Transfers	9
SECTION 5 - BENEFITS	10
Annuity Benefit	10
Amount of Annuity Benefit	10
Annuity Options	10
Specified Payments Option	11
Death Benefit	11
Death Benefit Settlement Options	11
SECTION 6 - BENEFICIARY	12
SECTION 7 - GENERAL PROVISIONS	13
Adjustments to Current Rate of Interest and Expense Charges	13
Non-Alienation of Benefits	13

Evidence of Survival	13
Non-Assignment of Contract	13
Misstatements of Age	13
Non-Waiver	14
Notices	14
Payment of Benefits	14
Reports	14
Right to Amend Certificate	14
Severability of Provisions	14
Termination of Certificate	14
Claims of General Creditors of the Employer	14
SECTION 8 - TABLE OF RATES	16
SECTION 9 - LIST OF ACCOUNTS AND FUNDS	17

SECTION 1 - DEFINITIONS

The following terms as used in this Certificate shall have the meaning defined unless a different meaning is required by the context. Words in the singular form as used in this Certificate shall be construed as though they were also used in the plural form in all cases where they would so apply and vice versa.

Account Value

An amount equal to the sum of the values, as of a Valuation Day, of the Interest Accumulation Account and the Investment Funds attributable to you and maintained under the Contract.

Annuity Commencement Date

The date, which shall be the first day of a month, on which annuity payments are requested to begin. This date must be in accordance with the provisions of the Plan.

Beneficiary

An individual or entity who is to receive:

(a)          before the Annuity Commencement Date, any death benefits becoming due under the Contract as a result of your death, and

(b)         on or after the Annuity Commencement Date, the remainder, if any, of payments due under any annuity option elected by you pursuant to the Contract.

Business Day

Any day on which the Company is open for business and the New York Stock Exchange is open for trading. The Business Day shall end as of the close of trading of the New York Stock Exchange (normally 4:00 p.m. Eastern Time).

Certificate

This certificate, together with any amendments to this certificate that may be made from time to time.

Certificate Issue Date

The date shown as the Certificate Issue Date on the face page of this Certificate.

Code

The Internal Revenue Code of 1986, as amended from time to time.

Commuted Value

The present value of an amount discounted at a rate of interest equal to the Current Rate of Interest plus 2%.

Contract

The Section 457 deferred compensation group annuity contract issued to the Contract Holder, in connection with the Plan, together with any amendments to the contract that may be made from time to time.

Contract Holder

The entity named as the Contract Holder on the face page of this Certificate.

Current Rate of Interest

The annual rate of interest as declared from time to time by the Company for the class of contracts to which the Contract belongs.

Employer

The entity named as the Employer on the face page of this Certificate.

Guaranteed Rate of Interest

A daily rate of interest which results in an effective annual yield which is not less than the five-year constant maturity treasury rate reported by the Federal Reserve as of the close of the last business day of October, rounded to the nearest one-twentieth of one percent, reduced by one hundred twenty-five basis points, provided however that the Guaranteed Rate of Interest shall never be such that it results in an effective annual yield of less than one percent per annum nor greater than three percent per annum.

The initial Guaranteed Rate of Interest results in an effective annual yield of [2%] and shall apply from the Certificate Issue Date until December 31st following the Certificate Issue Date. A redetermination of the Guaranteed Rate of Interest based upon the previous paragraph shall be made annually during each November and the Company shall establish a redetermined Guaranteed Rate of Interest which shall be applicable for the following calendar year.

Home Office

The Company’s office at [320 Park Avenue, New York, NY 10022], or such other location as the Company may announce by advance written notification.

Interest Accumulation Account

An interest-bearing account in connection with the Company’s general account to which all or a portion of the amounts held under the Contract may be allocated.

Investment Fund

An account of the Separate Account to which all or a portion of the amounts held under the Contract may be allocated.

Notice

Any communication to the Company with respect to the Contract or this Certificate, regardless of how referred to in this Certificate, including, but not limited to: requests for benefits, transfers, withdrawals or information; elections of annuity or death benefit settlement options; designations of Beneficiaries; spousal waivers; qualified domestic relations orders; determinations; and allocations of contributions.

Participant

An employee or former employee of the Employer, or an alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code, who is entitled to any benefits in accordance with the Contract.

Participant’s Administrative Charges

(a)          Contract Charge. A charge to compensate the Company for the administration of your account under the Contract. Each month the Company shall deduct a maximum charge of [$2.00] from the Account Value, but not to exceed [1/12 of 1% of the Account Value,] in accordance with a uniform policy established by the Company for the class of contracts to which the Contract belongs. The Company reserves the right to change this charge, subject to any maximum set forth in the Contract and under applicable laws and regulations.

(b)         Separate Account Charge. A charge for marketing and administrative costs associated with your account under the Contract and for any state or other taxes. Such charge shall be declared from time to time by the Company for the class of contracts to which the Contract belongs. The Company shall deduct the charge from each Investment Fund. This is a daily charge expressed as a percentage of the value of the net assets in each Investment Fund subject to a maximum of [2%] annually of the net assets in each Investment Fund.

Plan

The plan as shown on the face page of this Certificate and as amended from time to time, or any successor plan or arrangement.

Separate Account

A separate account of the Company established and maintained under the laws of the State of New York, to which a portion of the Company’s assets in connection with the Contract and certain other contracts may be allocated.

Trustee

The person or entity who is the trustee of the Plan.

Underlying Investment Company

A management investment company registered under the Investment Company Act of 1940 that has at least one fund or portfolio in which the Separate Account invests.

United States Bank

A bank or trust company that:

(a)          is organized and existing, or in the case of a branch or agency office of a foreign banking organization is licensed, under the laws of the United States or any state thereof, and

(b)         is not a foreign branch office of a bank or trust company organized and existing in the United States.

Valid Transaction Date

The Business Day on which all of the requirements for the completion of a transaction have been met to the satisfaction of the Company. This includes receipt by the Company of all information, remittances and Notices necessary to process the given transaction. If such requirements are met on a day that is not a Business Day, or after the close of a Business Day, the Valid Transaction Date shall be the next following Business Day.

Valuation Day

Each day on which the New York Stock Exchange is open for trading. The Valuation Day shall end as of the close of trading of the New York Stock Exchange (normally 4:00 p.m. Eastern Time).

Valuation Period

A period beginning at the close of the Business Day on each Valuation Day and ending at the close of the Business Day on the next Valuation Day.

SECTION 2 - CONTRIBUTIONS

Contributions

The Contract Holder shall remit to the Company all amounts agreed upon by the Contract Holder and you for remittance to the Contract. Subject to the prior approval of the Company, transfers from other plans, arrangements or contracts as permitted by the Plan and allowed by law may be made to the Contract.

Allocation of Contributions

Subject to the provisions of the Plan, you have the right to designate, for the contributions remitted on your behalf, the percentage of such contribution that is to be allocated to the Interest Accumulation Account and any of the Investment Funds. The Company shall allocate all contributions made on your behalf under the Contract in the manner so designated by you in the initial Notice or in any subsequent Notice by you. Allocation designations must be shown as a percentage of the total contribution, in any multiple of 1%, up to 100%.

Any contributions that are to be allocated to the Interest Accumulation Account shall be credited as of the Business Day that they are received by the Company. Any contributions to be allocated to any Investment Fund shall be credited as of the Valuation Day that they are received by the Company or, if received on a day that is other than a Valuation Day, on the next following Valuation Day.

Change of Allocations

Subject to the provisions of the Plan, you may change the manner in which your contributions are allocated under the Contract at any time by providing a Notice to the Company. A change of allocation shall be effective upon receipt of the Notice at the Company’s Home Office and all contributions remitted on or after the effective date of the change shall be allocated in the manner so requested.

SECTION 3 - ACCOUNTS

Accounts

Subject to the Changes to Separate Account provision of this Section, the Company shall maintain under the Contract the Interest Accumulation Account and the Investment Funds as set forth in the List of Accounts and Funds Section of this Certificate.

General Account

All contributions allocated to the Interest Accumulation Account shall become part of the Company’s general account. All contributions allocated to the Interest Accumulation Account shall be credited with interest at the Current Rate of Interest. Such interest shall be credited on dates determined by the Company, but not less frequently than once each calendar month.

Separate Account

All contributions allocated to any of the Investment Funds shall become part of the Separate Account. The Separate Account consists of Investment Funds that own shares of the corresponding funds or portfolios of the Underlying Investment Companies.

The value of the assets in any Investment Fund shall increase or decrease based upon the investment results of that Investment Fund during each Valuation Period.

The assets of each Investment Fund are the exclusive property of the Company, and neither the Contract Holder nor any other person or entity shall have any proprietary interest in such assets. The Company shall not be considered a trustee of the assets for the benefit of the Contract Holder or any person or entity allocating contributions to the Separate Account. All income, gains and losses of an Investment Fund shall be credited to or charged against that Investment Fund without regard to other income, gains or losses of the Company. The assets of each Investment Fund are not chargeable with any liabilities arising out of any other business that the Company may conduct.

Account Value

In determining the Account Value attributable to you under the Contract on any Valuation Day:

(a)          The value of the Interest Accumulation Account maintained under the Contract attributable to you on a Valuation Day is equal to (i) the total of all amounts allocated under the Contract for you to the Interest Accumulation Account, plus (ii) all interest accrued thereon, minus (iii) the sum of any withdrawals, transfers and Participant’s Administrative Charges deducted from the Interest Accumulation Account under the Contract for you, all to such Valuation Day.

(b)         The value of any Investment Fund maintained under the Contract attributable to you on a Valuation Day is equal to (i) the number of accumulation units credited to the Investment Fund on such Valuation Day attributable to you under the Contract, multiplied by (ii) the accumulation unit value for the Investment Fund for the Valuation Period which includes such Valuation Day.

Accumulation Units

Each Investment Fund is maintained in accumulation units. Accumulation units shall be used to calculate the value of each Investment Fund. The number of accumulation units shall change based on any amounts allocated or transferred to, or withdrawn or transferred from, each Investment Fund during each Valuation Period. The number of accumulation units to be added to or deducted from each Investment Fund at the end of each Valuation Period is (a) the amount allocated, withdrawn or transferred during the present Valuation Period, divided by (b) the accumulation unit value for that Valuation Period. The number of accumulation units credited to such Investment Fund on any Valuation Day shall be (a) the sum of any accumulation units credited to that Investment Fund, minus (b) the sum of any accumulation units withdrawn from such Investment Fund.

Accumulation Unit Value

Each Investment Fund has its own distinct accumulation unit value. The accumulation unit value for an Investment Fund was (or shall be) set by the Company when the Investment Fund was (or shall be) initially funded. The accumulation unit value for each Investment Fund shall change for each Valuation Day based upon the investment results of the Investment Fund on that Valuation Day. For any Valuation Period, the accumulation unit value is (a) the accumulation unit value applicable to that Investment Fund for the preceding Valuation Period, multiplied by (b) the accumulation unit value change factor for the Investment Fund for the current Valuation Period.

Accumulation Unit Value Change Factor

For any Valuation Period, the accumulation unit value change factor for each Investment Fund that owns shares of the corresponding fund or portfolio of an Underlying Investment Company affiliated with the Company is:

(a)          the ratio of (i) the asset value of the Investment Fund at the end of the current Valuation Period before any amounts are allocated to, or withdrawn or transferred from, that Investment Fund during that Valuation Period, to (ii) the asset value of that Investment Fund at the end of the last Valuation Period after all allocations and withdrawals were made during that Valuation Period; divided by

(b)         1.00 plus the total of all Participant’s Administrative Charges, other than the Contract Charge, for the number of days from the end of the last Valuation Period to the end of the current Valuation Period.

For any Valuation Period, the accumulation unit value change factor for an Investment Fund that owns shares of the corresponding fund or portfolio of an Underlying Investment Company not affiliated with the Company is:

(a)          the ratio of (i) the value of a share held by the Investment Fund at the end of the current Valuation Period, adjusted by the Cumulative Dividend Multiplier (as defined below) for the current Valuation Period, to (ii) the value of a share held by the Investment Fund at the end of the last Valuation Period, adjusted for the Cumulative Dividend Multiplier for the last Valuation Period; divided by

(b)         1.00 plus the total of all Participant’s Administrative Charges, other than the Contract Charge, for the number of days from the end of the last Valuation Period to the end of the current Valuation Period.

For purposes of this provision, the Cumulative Dividend Multiplier is calculated by dividing the share value, after a dividend distribution, into the share value without regard to the dividend distribution, multiplied by the previous Cumulative Dividend Multiplier.

Changes To Separate Account

The Company reserves the right, subject to compliance with applicable laws and regulations governing separate account operations, to:

(a)          create new Investment Funds at any time;

(b)         modify, combine or remove Investment Funds;

(c)          transfer assets the Company has determined to be associated with the class of contracts to which the Contract belongs from one Investment Fund to another Investment Fund;

(d)         create additional separate accounts or combine any two or more separate accounts including the Separate Account;

(e)          transfer assets the Company has determined to be attributable to the class of contracts to which the Contract belongs from the Separate Account to another separate account of the Company by withdrawing the same percentage of each investment in the Separate Account, with appropriate adjustments to avoid odd lots and fractions;

(f)            operate the Separate Account as a management investment company under the Investment Company Act of 1940, or in any other form permitted by law, and designate an investment advisor for its management, which may be the Company, an affiliate of the Company or another person;

(g)         cause the registration or deregistration of any of the Company’s separate accounts, including the Separate Account, under the Investment Company Act of 1940, and/or cease to maintain their registration under the Securities Act of 1933 for sales of units of interest under the Contract; and

(h)         operate the Separate Account under the general supervision of a committee, any or all members of which may be interested persons (as defined in the Investment Company Act of 1940) of the Company or its affiliates, or discharge the committee for the Separate Account.

SECTION 4 - WITHDRAWALS AND TRANSFERS

Withdrawals

At any time before the Annuity Commencement Date:

(a)          you may, subject to any restrictions on or requirements for withdrawals that are set forth in the Plan, withdraw all or any part of your Account Value;

(b)         if required by federal tax law for a corrective distribution, the Company shall withdraw the appropriate amount and remit it to the Contract Holder or you, as applicable; and

(c)          after your termination of employment, the Company shall, as permitted by law and regulation, withdraw all amounts from the Account Value for distribution in accordance with the provisions of the Plan.

Withdrawals from the Account Value pursuant to clauses (b) and (c) above shall be made by the Company in accordance with a uniform policy established by the Company for the class of contracts to which the Contract belongs. In no event shall the amount withdrawn pursuant to this Section be greater than the amount that, as of the date of the withdrawal, then represents your Account Value. All amounts withdrawn by you shall be paid to you.

Transfers

At any time before the Annuity Commencement Date, subject to the restrictions on transfers, if any, that are set forth in the Plan, you may transfer all or any part of your Account Value between and among the Interest Accumulation Account and any of the Investment Funds.

Amount of Withdrawal or Transfer

The amount to be withdrawn or transferred may be designated as: (a) a dollar amount; or (b) a percentage of the value of the Interest Accumulation Account or the selected Investment Fund attributable to you under the Contract; or (c) in the case of any of the Investment Funds, a number of accumulation units. The amount to be withdrawn or transferred from the Interest Accumulation Account or any Investment Fund shall be the lesser of (a) the amount requested or required in accordance with the provisions of the Plan, or (b) the amount in the Interest Accumulation Account or that Investment Fund attributable to you under the Contract on the date of withdrawal or transfer.

Requests for Withdrawal or Transfer

A Notice requesting any transfer or partial withdrawal must contain sufficient information for the Company to process the request. All requests for a withdrawal or transfer shall be effective on the later of (a) the Valid Transaction Date for the request, or (b) the date specified in the request, provided the Company has not received Notice of your death. If the date specified in the request is not a Valid Transaction Date, the date of the request shall be considered to be the next Valid Transaction Date following such date.

Postponement of Withdrawals or Transfers

The Company reserves the right to defer the payment of a total withdrawal from the Interest Accumulation Account in connection with the termination of the Contract for up to six months following the date of receipt of such request.

The Company shall transfer or pay the amount of any withdrawal from any Investment Fund within seven days of the Valid Transaction Date of a transfer or withdrawal request, except that the Company may defer any such transfer or withdrawal if:

(a)          the New York Stock Exchange is closed for trading for other than usual weekends or holidays; or

(b)         trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

(c)          an emergency exists as determined by the Securities and Exchange Commission, whereby (i) disposing of securities is not practicable, or (ii) it is not reasonably practicable to determine the share value of each of the Investment Funds; or

(d)         the Securities and Exchange Commission by order permits postponement for the protection of the interest of all parties involved in the Separate Account.

SECTION 5 - BENEFITS

Annuity Benefit

Prior to the Annuity Commencement Date you may elect, subject to the provisions of the Plan, that the Account Value be paid as a single sum, be paid under one of the following annuity options or be paid under the specified payment option described below.

On the Annuity Commencement Date, or if not a Business Day, the last Business Day immediately preceding such date, the Account Value shall, unless you elected to have the Account Value to be paid under the specified payment option, be withdrawn by the Company and, subject to the provisions of the Plan, either (a) be paid as a single sum or (b) be applied under one of the annuity options described below.

If you elected to have the Account Value paid under the specified payment option, then withdrawals from the Account Value shall be made in accordance with the provisions of that option.

Amount of Annuity Benefit

The amount of the annuity benefit shall be based on: (a) the Account Value on the Annuity Commencement Date; (b) the form of annuity under which payment is to be made; (c) your age and, if applicable, the joint annuitant’s age; and (d) the purchase rates used to purchase the annuity option elected.

Annuity Options

The following rules are applicable to the annuity options set forth below:

(a)          Any election or change of an annuity option shall take effect as of the date the Notice was signed whether or not you or the Beneficiary are living at the time of its receipt.

(b)         The amount of each payment made under a given annuity option must be at least [$50].

(c)          The joint annuitant under annuity options (C) and (D) must be a natural person.

(d)         If the Company is issuing a single premium immediate annuity on the Annuity Commencement Date, the Company shall:

(i)             determine if the current purchase rates are more favorable than the rates shown in Table B of Section 8 of this Certificate; and

(ii)          use the more favorable rates in purchasing an annuity option under the Contract.

(e)          Subject to the requirements of this Section and the provisions of the Plan and if acceptable to the Company, you may elect a different period certain and/or different percentages under annuity options (B), (C) and (D).

(f)            Once payments have commenced under one of the annuity options shown below, no changes, other than for changes by you as to the Beneficiary, are permitted.

(g)         If at any age the same monthly annuity payment is paid for different periods certain under either annuity option (B) or annuity option (D), the Company shall deem an election to have been made for the longest period certain which could have been elected for such age, amount and type of annuity.

The following annuity options are available under the Contract:

(A)      NON-REFUND LIFE ANNUITY. The Company shall make monthly payments during your lifetime. Upon your death no additional benefits shall be paid. Table C of Section 8 of this Certificate shows the monthly annuity based on each $1,000 applied under a Non-Refund Life Annuity.

(B)        10-YEAR PERIOD CERTAIN AND CONTINUOUS ANNUITY. The Company shall make monthly payments during your lifetime. Upon your death before the end of the ten-year period, or such other period agreed to by the Company, annuity payments shall continue to be paid to the Beneficiary until the end of such agreed upon period. Table C of Section 8 of this Certificate shows the monthly annuity based on each $1,000 applied under a 10-Year Period Certain and Continuous Annuity.

(C)        JOINT AND SURVIVOR LIFE ANNUITY. The Company shall make monthly payments during your lifetime. Upon your death, monthly annuity payments equal to 66-2/3%, or such other percentage agreed to by the Company, of your monthly annuity benefit shall be payable to the joint annuitant during the lifetime of the joint annuitant, if living. Upon your death and the death of the joint annuitant no additional benefits shall be paid.

(D)       JOINT AND SURVIVOR LIFE ANNUITY WITH 10-YEAR PERIOD CERTAIN. The Company shall make monthly payments during your lifetime. Upon your death, monthly annuity payments equal to 66-2/3%, or such other percentage agreed to by the Company, of your monthly annuity benefit shall be payable to the joint annuitant during the lifetime of the joint annuitant, if living. If both you and the joint annuitant die before annuity benefits have been paid for ten years, or such other period agreed to by the Company, annuity payments shall continue to be paid each month to the Beneficiary until the end of such agreed upon period. The amount of the monthly annuity benefit payable to such Beneficiary shall be the amount of the monthly annuity benefit being paid under the Contract immediately before the date payments to such Beneficiary begin. In the event of the simultaneous death of you and the joint annuitant, or if it cannot be determined who was the first to die, it shall be assumed that the joint annuitant died before you.

(E)         FULL CASH REFUND ANNUITY. The Company shall make monthly payments during your lifetime. Upon your death, a single sum payment equal to (a) the Account Value on the Annuity Commencement Date, less (b) the total of all monthly payments made to you since the Annuity Commencement Date shall be paid to the Beneficiary.

When a Beneficiary is receiving payments upon your death or the death of a joint annuitant under either (B) or (D) above, and the Beneficiary subsequently dies, the Commuted Value of any remaining payments shall be paid in one single sum to an individual or entity that was designated to receive such remaining payments by the Beneficiary. If no such individual or entity was designated, or if the designated individual does not survive the Beneficiary, such single sum amount shall be paid to the Beneficiary’s estate.

Specified Payments Option

Subject to the provisions of the Plan, you may elect that monthly payments in a specified amount be paid to you at any time before the Annuity Commencement Date. This monthly payment must be at least [$100]. A Notice of such election must specify the amount to be withdrawn each month and the account it is to be withdrawn from. If amounts are to be withdrawn from more than one account to make up the specified amount, the amount or percentage to be withdrawn from each account must be specified in such election.

Payment of the specified amount shall begin on the later of (a) the date designated in the election form or (b) the date the Company receives all necessary information and Notices to begin such payments. If such date is not a Business Day, payments of the specified amount shall begin on the next Business Day following such date. The amount of the specified payment shall be deducted from the accounts designated in the election Notice. Payments shall cease at the earliest of:

(a)          the date the Company receives Notice of your death;

(b)         the date the Company receives Notice from you to cancel this option;

(c)          the first date on which the value of a designated account is not sufficient to provide the portion of the specified amount to be withdrawn from such account; or

(d)         the Annuity Commencement Date.

At any time before payments cease, you have the right to: (a) request a change in the amount of the monthly payment; or (b) request a change in the accounts from which the amount of the monthly payment are to be withdrawn; or (c) cancel this option.

Death Benefit

Before an annuity benefit has been paid to you under the Contract and upon the Company’s receipt of a Notice and satisfactory proof of your death, a death benefit shall be paid to the Beneficiary. The death benefit is equal to the amount that then represents the Account Value on the Valid Transaction Date for paying the death benefit.

The death benefit shall be paid in one single sum. The Beneficiary, prior to the time of payment of benefits, and subject to the provisions of the Plan, shall have the right to elect a death benefit settlement option for all or part of any benefits that become payable to such Beneficiary.

Death Benefit Settlement Options

The following rules are applicable to the death benefit settlement options set forth below:

(a)          Any election or change of a death benefit settlement option shall take effect as of the date the Notice of such election or change was signed whether or not you or the Beneficiary is living at the time of its receipt.

(b)         The amount of each payment made under a given annuity option must be at least [$50].

(c)          The Beneficiary and joint annuitant under death benefit settlement options (A), (B), (C), (D) and (E), must be a natural person.

(d)         If the Company is issuing a single premium immediate annuity on the date payments begin, the Company shall:

(i)             determine if the current purchase rates are more favorable than the rates shown in Table B of Section 8 of this Certificate; and

(ii)          use the more favorable rates in purchasing the death benefit settlement option under the Contact.

(e)          Subject to the requirements of this Section and if acceptable to the Company, the entity electing a specific death benefit settlement option under the Contract may elect a different period certain and/or a different percentage under one of the following death benefit settlement options.

(f)            Once payments have commenced under any death benefit settlement option, no changes other than for changes made by the
Beneficiary as to the individual or entity designated to receive payments in the event of the Beneficiary’s death are permitted.

(g)         If at any age the same monthly annuity payment is paid for different periods certain under either death benefit settlement options (B) or (D), the Company shall deem an election to have been made for the longest period certain which could have been elected for such age, amount and type of annuity.

The following death benefit settlement options are available under the Contract:

(A)      NON-REFUND LIFE ANNUITY. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death no additional benefits shall be paid. Table C of Section 8 of this Certificate shows the monthly annuity based on each $1,000 applied under a Non-Refund Life Annuity.

(B)        10 YEAR PERIOD CERTAIN AND CONTINUOUS ANNUITY. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death before the end of the ten-year period, or such other period agreed to by the Company, annuity payments shall continue to be paid to the individual or entity designated to receive such payments under this option until the end of such agreed upon period. If such designated individual or entity does not survive the Beneficiary, the Commuted Value of any remaining payments under this option shall be paid in one single sum to the Beneficiary’s estate. Table C of Section 8 of this Certificate shows the monthly annuity based on each $1,000 applied under a 10-Year Period Certain and Continuous Annuity.

(C)        JOINT AND SURVIVOR LIFE ANNUITY. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death, monthly annuity payments equal to 66-2/3%, or such other percentage agreed to by the Company, of the Beneficiary’s monthly annuity benefit shall be payable to the joint annuitant during the lifetime of the joint annuitant, if living. Upon the death of the Beneficiary and the joint annuitant no additional benefits shall be paid.

(D)       JOINT AND SURVIVOR LIFE ANNUITY WITH 10 YEAR PERIOD CERTAIN. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death, monthly annuity payments equal to 66-2/3%, or such other percentage agreed to by the Company, of the Beneficiary’s monthly annuity benefit shall be payable to the joint annuitant during the lifetime of the joint annuitant, if living. If both the Beneficiary and joint annuitant die before annuity benefits have been paid for ten years, or such other period agreed to by the Company, annuity payments shall continue to be paid each month to the individual or entity designated to receive such payments under this option until the end of such agreed upon period. The amount of the monthly annuity benefit payable to such individual or entity shall be the amount of the monthly annuity benefit being paid under the Contract immediately before the date payments to such individual or entity begin. In the event of the simultaneous death of the Beneficiary and joint annuitant, or if it cannot be determined who was the first to die, it shall be assumed that the joint annuitant died before the Beneficiary. If such individual or entity does not survive the Beneficiary and the joint annuitant, the Commuted Value of any remaining payments under this option shall be paid in one single sum to the estate of the last surviving annuitant under this option.

(E)         FULL CASH REFUND ANNUITY. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death, a single sum payment equal to (a) the death benefit under the Contract, less (b) the total of all monthly payments made to the Beneficiary since the Valid Transaction Date for paying the death benefit shall be paid to the individual or entity designated to receive such payment under this option. If such individual or entity does not survive the Beneficiary, the single sum payment shall be paid to the Beneficiary’s estate.

(F)         PERIOD CERTAIN WITHOUT LIFE CONTINGENCY. The Company shall make monthly payments guaranteed for a period certain to the Beneficiary. The entity electing this option shall elect the period certain, subject to the approval of the Company. Upon the Beneficiary’s death before the end of such period certain, monthly payments shall continue to be paid to the individual or entity designated to receive such payments under this option until the end of such period certain. If such designated individual or entity does not survive the Beneficiary, the Commuted Value of any remaining payments under this option shall be paid in one single sum to the Beneficiary’s estate.

The amount of each payment shall be determined by the Company, but in no event shall be less than that shown in Table A of Section 8 of this Certificate for the period certain selected.

When an individual is receiving payments upon the death of a Beneficiary or joint annuitant under either death benefit settlement options (B), (D) or (F) above, and the individual subsequently dies, the Commuted Value of any unpaid amount shall be paid in one single sum to a person or entity that was designated to receive such unpaid amount by the individual. If no such person or entity was designated, or if the designated person does not survive the individual, such single sum amount shall be paid to the individual’s estate.

SECTION 6 - BENEFICIARY

You may by Notice designate a Beneficiary and you may change such designation at any time. The designation of a Beneficiary shall be in accordance with the provisions of the Plan. Notice of a designation or change of Beneficiary shall take effect upon receipt by the Company as of the date the Notice was signed, whether or not the Beneficiary is living at the time of its receipt; provided however such Notice is received by the Company prior to the date of your death. Unless specifically designated as a secondary Beneficiary, all Beneficiaries shall be deemed to be primary Beneficiaries.

You may not designate the Employer as a Beneficiary. Any such designation shall be invalid and benefits shall be paid as if no such designation had been made.

Upon the Company’s receipt of Notice and satisfactory proof of your death or when payments are being made under annuity option (D), the death of you and the joint annuitant, benefits shall be paid to the primary Beneficiary. If no primary Beneficiary is living at the time benefits become payable, the Company shall pay the benefits to the secondary Beneficiary. If benefits are to be paid to more than one Beneficiary they shall be paid in equal shares, unless other proportions are set forth in writing to the Company at the time the most current Beneficiary election was made.

If no Beneficiary has been designated or no designated Beneficiary is living at the time any benefits become payable under the Contract, the Company shall pay benefits to the first surviving class of the following:

(a)          to your surviving spouse; or

(b)         to your surviving children in equal shares; or

(c)          to your surviving parents in equal shares; or

(d)         to your surviving brothers and sisters in equal shares; or

(e)          to the executor or administrator of your estate.

Notwithstanding any provision of this Certificate to the contrary, and subject to any qualified domestic relations order as defined in Section 414(p) of the Code in effect with respect to you, for plans that contain spousal consent requirements your legal spouse at the time of your death shall be deemed the sole primary Beneficiary unless such legal spouse has executed a spousal waiver in a form and manner in accordance with the provisions of the Plan. Any such spousal waiver must be provided to the Company prior to the date of your death.

SECTION 7 - GENERAL PROVISIONS

Adjustments to Current Rate of Interest and Expense Charges

Adjustments to (a) the Current Rate of Interest and (b) the Administrative Charges may be made, within the limits described in those definitions.

Non-Alienation of Benefits

Except as may otherwise be provided in accordance with any qualified domestic relations order, as defined in Section 414(p) of the Code, in effect with respect to a person or as permitted in accordance with Section 401 (a)(13) of the Code, no amount payable under the Contract with respect to a person may be voluntarily or involuntarily assigned (either by law or in equity), alienated, or be subject to attachment, garnishment, levy (other than a federal tax levy made pursuant to Section 6331 of the Code), execution or other legal or equitable process, and, to the extent permitted by law, no such amount shall in any way be subject to any legal process to subject the same to the payment of any claim against the payee.

Evidence of Survival

(a)          When a benefit payment is contingent upon the survival of any person, evidence of such person’s survival must be furnished to the Company at its Home Office, upon request by the Company and in a manner satisfactory to the Company. If the Company does not receive such satisfactory evidence within 30 days of the date of the Company’s request, the Company reserves the right to suspend benefit payments until such time as satisfactory evidence is received.

(b)         In addition to any other remedies provided by law, any payments made by the Company that are determined by the Company to be in excess of those provided by the provisions of the Contract shall be deducted to the extent possible from the payments thereafter falling due under the Contract. The amount of any overpayments shall be calculated with interest at the rate of 5% per year.

Non-Assignment of Certificate

No assignment of this Certificate, and no transfer of any rights conferred hereunder, shall be permitted.

Misstatements of Age

If the age of any person upon whose life an annuity is based has been misstated, the benefit shall not be invalidated, but the amount of the benefit shall be adjusted to the proper amount as determined on the basis of the correct age.

The amount of any underpayments by the Company due to any such misstatement shall be paid in full with the next payment due with respect to the payee under the Contract. The amount of any overpayments by the Company due to any such misstatement shall be deducted to the extent possible from the payments thereafter falling due with respect to the payee under the Contract. The amount of any underpayments or overpayments in this regard shall be calculated with interest at the rate of 5% per year.

Non-Waiver

This Certificate may not be modified as to the Company nor may the Company’s rights or requirements be waived, except in writing and by a duly authorized officer.

The Company’s rights under the Contract or this Certificate shall not be waived, reduced or denied due to its failure to perform or insist upon the strict performance of any provision or condition of the Contract or this Certificate. Any waiver of a provision or condition by the Company in a particular instance or situation, whether or not at your request or the request of the Contract Holder, shall not operate as a blanket waiver for future instances or situations even if the same.

Notices

All Notices must be in writing and delivered to the Home Office by United States mail, unless the Company specifies another manner or place for delivery of a Notice. Such Notices must be in a form satisfactory to the Company. You, or any entity providing a Notice under the Contract or this Certificate, must furnish the Company with any facts and information that may be required by the Company to act on such Notice. The Company shall not be required to act upon any Notice that does not meet these requirements. Receipt of such Notice shall be deemed to take place on the Business Day such Notice is received by the Company at its Home Office. The Company shall be fully protected in relying upon the information furnished in a Notice, even if the Company does not inquire as to the accuracy or completeness of such information.

The Company shall not be liable for any payment made or action taken prior to receipt of any Notice at its Home Office.

Payment of Benefits

The Company shall make payments under this Certificate and the Contract by check made payable to the payee and mailed directly to the payee at the last known address shown for such payee in the Company’s records. At the request of the payee, and with the agreement of the Company, payment may be made by electronic funds transfer.

Reports

Prior to the Annuity Commencement Date, the Company shall provide you with a statement at least once every twelve months. Such statement shall show the contributions and withdrawals made on your behalf under the Contract from the last statement date to the date of the current statement, the Account Value and the values of the Interest Accumulation Account and the Investment Funds attributable to you and maintained under the Contract as of the statement date.

Right to Amend Certificate

The Company may change this Certificate, including but not limited to changing the table of rates contained in Section 8 of this Certificate, at any time by amendment or by replacement with another group annuity certificate upon at least 30 days’ advance written notification to you without your consent, the consent of the Contract Holder, or of any other person who is or may become entitled to benefits under the Contract or this Certificate, provided that such change shall not affect the amount or the terms of the benefits that became payable under the Contract or this Certificate before such change.

The Company may elect to make any changes to the list of Investment Funds of the Separate Account contained in Section 9 of this Certificate either by written notification to you or by amendment to this Certificate.

No change pursuant to this provision shall apply to annuity benefits that became payable under this Certificate before such change.

Notwithstanding the above, the Company shall not change the table of rates contained in Section 8 of this Certificate more than once in any five year period.

Severability of Provisions

If any provision under the Contract or this Certificate is determined to be invalid, the remainder of the provisions shall remain in full force and effect.

Termination of Certificate

At any time your Account Values is zero and (a) you have terminated employment or (b) you cease to be a Participant under the Plan and the Contract, this Certificate shall terminate. Upon termination of this Certificate, the Company shall be relieved of all further liability except with respect to any benefits that had commenced under the Contract on or before the date of termination of this Certificate.

Claims of General Creditors of the Employer

[All amounts held in connection with the Contract and all income attributable to such amounts until paid to a Participant or a Beneficiary are solely the property of the Employer and are subject to the claims of the general creditors of the Employer.

No amounts held in connection with the Contract with respect to you, nor any income attributable to such amounts, may be assigned, used as collateral or otherwise disposed of in any manner by you before such amounts are distributed to you.]

[All amounts held in connection with the Contract and all income attributable to such amounts shall not be subject to the claims of the general creditors of the Employer.

All amounts held in connection with the Contract and all income attributable to such amounts are for the exclusive benefit of Participants and Beneficiaries, which shall include expenses and charges incurred in connection with the Contract.]

SECTION 8 - TABLE OF RATES

TABLE A - GUARANTEED MONTHLY PAYMENTS FOR PERIOD
CERTAIN FOR EACH $1,000 OF ACCOUNT VALUE

Payment Period (Years)	Amount of Each Monthly Payment	Payment Period (Years)	Amount of Each Monthly Payment	Payment Period (Years)	Amount of Each Monthly Payment

5	$17.49	11	$8.42	17	$5.77
6	14.72	12	7.80	18	5.50
7	12.74	13	7.26	19	5.26
8	11.25	14	6.81	20	5.04
9	10.10	15	6.42
10	9.18	16	6.07

TABLE B - PURCHASE RATES

Amount necessary to purchase $1 of monthly income

Age	Non-Refund Life Annuity	10 Year Period Certain and Continuous Annuity

55	$263.21	$265.32
56	257.06	259.47
57	250.86	253.60
58	244.63	247.74
59	238.38	241.89
60	232.11	236.06
61	225.83	230.26
62	219.57	224.49
63	213.31	218.76
64	207.10	213.08
65	200.93	207.45
66	194.81	201.89
67	188.73	196.37
68	182.67	190.91
69	176.60	185.49
70	170.51	180.13
71	164.37	174.83
72	158.20	169.62
73	152.04	164.53
74	145.87	159.57
75	139.72	154.75

TABLE C - MONTHLY AMOUNT PURCHASED

PER $1,000 OF ACCOUNT VALUE

Age	Non-Refund Life Annuity	10 Year Period Certain and Continuous Annuity

55	$3.80	$3.77
56	3.89	3.85
57	3.99	3.94
58	4.09	4.04
59	4.19	4.13
60	4.31	4.24
61	4.43	4.34
62	4.55	4.45
63	4.69	4.57
64	4.83	4.69
65	4.98	4.82
66	5.13	4.95
67	5.30	5.09
68	5.47	5.24
69	5.66	5.39
70	5.86	5.55
71	6.08	5.72
72	6.32	5.90
73	6.58	6.08
74	6.86	6.27
75	7.16	6.46

The rates set forth in Table B and Table C above are based on mortality according to the “GAM01 Table”, with 2% interest and no loading. The GAM01 Table was developed by projecting, according to Projection Scale AA, the mortality rates of the 1994 Group Annuity Reserving Table to 2001, with additional projection of one year for each year that the age exceeds 65. Male and female mortality rates were projected separately, and the resulting projected tables were blended using 2/3 of the female mortality rate and 1/3 of the male mortality rate at each age to produce the GAM01 Table.

A person’s age for the purpose of the foregoing tables shall be such person’s age at their last birthday before payments under the annuity benefit are to begin to such person, plus the fraction of a year corresponding to the number of completed months from such birthday to the date such payments begin. Amounts required for ages not shown and for other forms of annuity shall be calculated by the Company on the same actuarial assumptions and shall be furnished upon request.

SECTION 9 - LIST OF ACCOUNTS AND FUNDS

The following account of the general account and funds of the Separate Account are currently available under the Contract:

The General Account

Interest Accumulation Account

Investment Funds of the Separate Account

Mutual of America Investment Corporation All America Fund

Mutual of America Investment Corporation Money Market Fund

Mutual of America Investment Corporation Bond Fund

Mutual of America Investment Corporation Composite Fund

Mutual of America Investment Corporation Equity Index Fund

Mutual of America Investment Corporation Mid-Term Bond Fund

Mutual of America Investment Corporation Mid-Cap Equity Index Fund

Mutual of America Investment Corporation Aggressive Allocation Fund

Mutual of America Investment Corporation Moderate Allocation Fund

Mutual of America Investment Corporation Conservative Allocation Fund

Mutual of America Investment Corporation Small Cap Value Fund

Mutual of America Investment Corporation Small Cap Growth Fund

Mutual of America Investment Corporation Mid Cap Value Fund

Mutual of America Investment Corporation Retirement Income Fund

Mutual of America Investment Corporation 2010 Retirement Fund

Mutual of America Investment Corporation 2015 Retirement Fund

Mutual of America Investment Corporation 2020 Retirement Fund

Mutual of America Investment Corporation 2025 Retirement Fund

Mutual of America Investment Corporation 2030 Retirement Fund

Mutual of America Investment Corporation 2035 Retirement Fund

Mutual of America Investment Corporation 2040 Retirement Fund

Mutual of America Investment Corporation 2045 Retirement Fund

Mutual of America Investment Corporation International Fund

DWS Capital Growth Fund

DWS Bond Fund

DWS International Fund

American Century VP Capital Appreciation Fund

Calvert Social Balanced Fund

Fidelity VIP Equity-Income Fund

Fidelity VIP Asset Manager Fund

Fidelity VIP Contrafund Fund

Fidelity VIP Mid Cap Fund

Oppenheimer VA Main Street Fund

Vanguard VIF Diversified Value Fund

Vanguard VIF International Fund

All amounts allocated to the Investment Funds shall become part of the Separate Account that the Company maintains under the designation of [Mutual of America Separate Account No. 2.]